Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated March 23, 2005 with respect to the balance sheets of Medical Dictation, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004, which report appears in the Form 8-K/A of Transcend Services, Inc. dated January 31, 2005.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia

April 8, 2005